UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):     September 17, 2007
BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13997	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code     (773) 380-3000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report
Item 1.03 Bankruptcy or Receivership
     On September 17, 2007 (the “Confirmation Date”), the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an order (the “Confirmation Order”) confirming the First Amended Joint Prepackaged Chapter 11 Plan of Reorganization (the “Plan”) of Bally Total Fitness Holding Corporation (the “Company”) and substantially all of its domestic affiliates (collectively, the “Debtors”). A copy of the Plan is attached hereto as Exhibit 2.1 and incorporated herein by reference. Set forth below is a summary of the material features of the Plan. This summary is not intended to be a complete description of, or a substitute for a full and complete reading of, the Plan, and is qualified in its entirety by reference to the full text of the Plan.
     The Plan provides for consummation of one of two alternative restructuring transactions. Assuming the restructuring transaction to be funded by Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund L.P (together, “Harbinger”) is consummated:
•	Harbinger would acquire the new common stock of the reorganized Company in exchange for approximately $233,600,000 in cash, pursuant to the terms of a previously-disclosed Investment Agreement that was approved by the Bankruptcy Court.

•	The Company would issue up to $247,337,500 of 13% Senior Second Lien Notes (the “New Senior Second Lien Notes”) to holders of the Company’s 10 1/2% Senior Notes due 2011 (the “Senior Notes”), who will receive, in exchange for their total claims, their pro rata share of the New Senior Second Lien Notes in addition to a fee equal to 2% of the principal amount of the Senior Notes. The maturity of, and subsidiary guarantees for, the New Senior Second Lien Notes would be the same as for the Senior Notes.

•	The Company would issue up to $200,000,000 of 15-5/8% Senior Subordinated Notes due 2013 (the “New Senior Subordinated Notes”) to holders of the Company’s 9 7/8% Senior Subordinated Notes (the “Senior Subordinated Notes”) who will receive their pro rata share of the New Senior Subordinated Notes. These notes would bear interest at 15-5/8% if paid-in-kind and 14% if paid in cash, at the Company’s option upon satisfaction of a toggle covenant of $200,000,000 minimum cash EBITDA and $75,000,000 minimum liquidity. Such holders of the Senior Notes will also receive their pro rata share of a cash payment of $123,500,000.

•	Holders of the Company’s existing common stock and the holders of certain other claims that are treated as equity in bankruptcy would receive $16,500,000 in the aggregate. As of May 31, 2007, the Company had 41,257,012 shares of common stock outstanding.
     If the Harbinger-led restructuring is not consummated, an alternative restructuring transaction (which was contemplated by the Plan prior to its amendment) will be completed, subject to the terms and conditions of the Plan. The principal terms of that restructuring are:
•	Holders of the Company’s Senior Notes would receive the same consideration as described above, except that the rate of interest on the New Senior Second Lien Notes would be 12-3/8% per annum.

•	The Company would issue up to $80,000,000 of 13-5/8% Subordinated Notes due 2013 and $70 million of 13-5/8% Junior Subordinated Notes due 2013 (collectively, the “New Subordinated Notes”) to holders of the Company’s Senior Subordinated Notes. These notes would bear interest at 13-5/8% if paid-in-kind and 11.5% if paid in cash, at the Company’s option upon satisfaction of a toggle covenant of $200,000,000 minimum cash EBITDA and $75,000,000 minimum liquidity. The holders of the Senior Subordinated Notes would not receive any cash payments but would also receive their pro rata share of all of the newly issued common stock in the reorganized Company and the right to purchase their pro rata share of $90,000,000 of 13-5/8% Senior Subordinated Notes due 2013, pursuant to a rights offering (the “Rights Offering Senior Subordinated Notes”); the terms of these notes have similar economic terms to those of the New Subordinated Notes, but will rank senior to the New Subordinated Notes. Certain of the holders of Senior Subordinated Notes entered into a previously-disclosed Subscription and Backstop Purchase Agreement, dated June 27, 2007, and agreed to “backstop” the rights offering by purchasing any of the Rights Offering Senior Subordinated Notes that are not subscribed for upon the expiration of the offering period.
•	The Company’s existing common stock would be extinguished for no consideration.
     The Effective Date under the Plan will not occur unless and until the Confirmation Order becomes a Final Order (as defined in the Plan) and certain other conditions specified in Article Nine of the Plan are satisfied.
     Under either restructuring alternative, the Company intends to deregister its common stock under the Exchange Act and cease being a reporting company.
     As of December 31, 2006, the Company had consolidated total assets of approximately $396,771,000 and consolidated total liabilities of approximately $1,797,193,000.
Item 8.01 Other Events
     On September 17, 2007, the Company issued a press release announcing confirmation of the Plan and certain related matters. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

2.1	First Amended Joint Prepackaged Chapter 11 Plan of Reorganization

99.1	Press Release dated September 17, 2007.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION
Registrant

Dated: September 20, 2007	/s/ Marc D. Bassewitz
Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel